Exhibit 99.1

news release
www.pplnewsroom.com

Contacts:	For news media: Ryan Hill, 610-774-4033
For financial analysts: Andy Ludwig, 610-774-3389

PPL Corporation Reports Third-Quarter 2021 Earnings

•Remains on track to close on acquisition of Narragansett Electric by March 2022.
•Updates capital allocation priorities post sale of U.K. business: at least $1 billion to be invested in additional regulated utility capital investments through 2025; additional $500 million allocated to share repurchases, increasing target for 2021 share repurchases to $1 billion.

ALLENTOWN, Pa. (Nov. 4, 2021) - PPL Corporation (NYSE: PPL) on Thursday (11/4) announced third-quarter 2021 reported earnings (GAAP) of $207 million, or $0.27 per share, compared with third-quarter 2020 reported earnings of $281 million, or $0.37 per share.
PPL reported a net loss of $1.61 billion, or $2.10 per share, for the first nine months of 2021, compared with reported earnings of $1.18 billion, or $1.53 per share, for the first nine months of 2020.
Adjusting for special items, third-quarter 2021 earnings from ongoing operations (non-GAAP) were $277 million, or $0.36 per share, compared with $228 million, or $0.30 per share, a year ago.
Earnings from ongoing operations for the first nine months of 2021 were $643 million, or $0.83 per share, compared with $593 million, or $0.77 per share, for the first nine months of 2020.
Special items in the third quarter included a loss on the early extinguishment of debt. Special items for the first nine months of 2021 included the above factor, as well as a U.K. tax rate change and a non-cash net loss from discontinued operations primarily due to the realization of accumulated other comprehensive losses associated with the U.K. utility business.
"As we delivered electricity safely, reliably and affordably for our customers in the third quarter, we also continued to position PPL for long-term growth and success," said Vincent Sorgi, PPL president and chief executive officer.
"We secured the fourth of five regulatory approvals required for our planned acquisition of The Narragansett Electric Company in Rhode Island," said Sorgi. "We identified new opportunities to deploy capital in our Pennsylvania and Kentucky utilities to drive value for our customers. And we took additional steps to support a clean energy transition, expanding support for solar in Kentucky, launching a new carbon capture initiative and joining an industry coalition to support the adoption of electric vehicles."
In advancing the company's planned acquisition of Narragansett Electric, PPL secured Federal Energy Regulatory Commission approval for the transaction in September. The company remains focused on securing the final approval from the Rhode Island Division of Public Utilities and Carriers in order to close on the transaction by March 2022.
In advancing its broader strategic repositioning, PPL said it also continues to evaluate the best uses for the remaining proceeds from the sale of its U.K. utility business, which was completed on June 14 and resulted in net cash proceeds of $10.4 billion after taxes and fees. PPL used $3.9 billion of the sale proceeds this summer to reduce $3.5 billion of outstanding debt and strengthen its balance sheet. The company plans to use an additional $3.8 billion to acquire Narragansett Electric and had previously announced a share repurchase program targeting $500 million by year-end.
Today, PPL announced that based on its assessment to date, it plans to invest at least an additional $1 billion in incremental infrastructure investment opportunities in its regulated utility businesses through 2025 to support grid modernization, strengthen resiliency and advance a sustainable energy future. The company continues to assess its business plans for additional opportunities. In addition, PPL also announced an update to its planned share repurchase program, increasing the targeted repurchases to approximately $1 billion by year-end. Through Oct. 31, the company had completed $550 million of share repurchases.
Associated with PPL’s strategic repositioning, the company also reiterated its plan to target a dividend payout ratio of 60% to 65% post acquisition of Narragansett Electric, with future dividend growth in line with earnings per share growth. Based on regulatory approvals received to date and the current procedural schedule for the final remaining approval in Rhode Island, the company said it expects to update its quarterly dividend to align with this payout target following the Jan. 3, 2022 dividend payment. This is consistent with the expected transaction closing in March 2022. The company’s actual dividends will be determined by PPL’s Board of Directors.
In other notable developments, PPL remained focused on advancing its clean energy strategy in the third quarter. In September, the company joined the Electric Highway Coalition, a partnership of 17 U.S. utilities established to support the development of a seamless network of rapid electric vehicle charging stations connecting major highway systems. In addition, PPL's Louisville Gas and Electric and Kentucky Utilities subsidiaries announced a new partnership with the University of Kentucky Center for Applied Energy Research to study the capture of carbon dioxide emissions at natural gas combined cycle power plants.
More recently, PPL's Kentucky utilities announced on Oct. 13 that they had filed agreements with the Kentucky Public Service Commission to provide a combined 125 megawatts of solar power to several major Kentucky businesses and institutions. Under the renewable power purchase agreements, PPL's Kentucky utilities will procure power for the businesses and institutions from a new solar facility to be built in western Kentucky.

Third-Quarter 2021 Earnings Details

As discussed in this news release, reported earnings are calculated in accordance with U.S. Generally Accepted Accounting Principles (GAAP). "Earnings from ongoing operations" is a non-GAAP financial measure that is adjusted for special items. See the tables at the end of this news release for a reconciliation of reported earnings (net income) to earnings from ongoing operations, including an itemization of special items.

(Dollars in millions, except for per-share amounts)	3rd Quarter			Year to Date
	2021	2020	Change	2021	2020	Change
Reported earnings	$207	$281	(26)%	$(1,614)	$1,179	NM*
Reported earnings per share	$0.27	$0.37	(27)%	$(2.10)	$1.53	NM*

	3rd Quarter			Year to Date
	2021	2020	Change	2021	2020	Change
Earnings from ongoing operations	$277	$228	21%	$643	$593	8%
Earnings from ongoing operations per share	$0.36	$0.30	20%	$0.83	$0.77	8%
*NM: Not meaningful

Third-Quarter 2021 Earnings by Segment

	3rd Quarter		Year to Date
Per share	2021	2020	2021	2020
Reported earnings
Kentucky Regulated	$0.21	$0.17	$0.51	$0.43
Pennsylvania Regulated	0.16	0.17	0.43	0.48
Corporate and Other	(0.10)	(0.19)	(1.10)	(0.29)
Discontinued Operations	—	0.22	(1.94)	0.91
Total	$0.27	$0.37	$(2.10)	$1.53

	3rd Quarter		Year to Date
	2021	2020	2021	2020
Special items (expense) benefit
Kentucky Regulated	$—	$—	$0.01	$—
Pennsylvania Regulated	—	—	(0.03)	—
Corporate and Other	(0.09)	(0.15)	(0.97)	(0.15)
Discontinued Operations	—	0.22	(1.94)	0.91
Total	$(0.09)	$0.07	$(2.93)	$0.76

	3rd Quarter		Year to Date
	2021	2020	2021	2020
Earnings from ongoing operations
Kentucky Regulated	$0.21	$0.17	$0.50	$0.43
Pennsylvania Regulated	0.16	0.17	0.46	0.48
Corporate and Other	(0.01)	(0.04)	(0.13)	(0.14)
Discontinued Operations	—	—	—	—
Total	$0.36	$0.30	$0.83	$0.77

Key Factors Impacting Earnings

In addition to the segment drivers outlined below, PPL’s reported earnings for the third quarter of 2021 included net special-item after-tax charges of $70 million, or $0.09 per share, primarily attributable to a loss on the early extinguishment of debt. Reported earnings for the third quarter of 2020 included net special-item after-tax benefits of $53 million, or $0.07 per share, attributable to U.K. earnings that were reclassified to discontinued operations, partially offset primarily by a U.K. tax rate change.
Reported earnings for the first nine months of 2021 included net special-item after-tax charges of $2.26 billion, or $2.93 per share, primarily attributable to discontinued operations associated with the U.K. utility business, a U.K. tax rate change and a loss on the early extinguishment of debt. The special-item charges attributable to discontinued operations included a non-cash net loss on the sale of the U.K. utility business, primarily due to the realization of accumulated other comprehensive losses and forecasted federal taxes associated with the sale, partially offset by earnings from the operations of the U.K. utility business until completion of its sale on June 14, 2021. Reported earnings for the first nine months of 2020 included net special-item after-tax benefits of $586 million, or $0.76 per share, attributable to U.K. earnings that were reclassified to discontinued operations, partially offset primarily by a U.K. tax rate change.

Kentucky Regulated Segment
PPL’s Kentucky Regulated segment primarily consists of the regulated electricity and natural gas operations of Louisville Gas and Electric Company and the regulated electricity operations of Kentucky Utilities Company.
Reported earnings and earnings from ongoing operations in the third quarter of 2021 increased by $0.04 per share compared with a year ago. Factors driving earnings results primarily included higher retail rates effective July 1, 2021, and lower interest expense primarily due to interest costs allocated to the Kentucky Regulated segment in 2020 that were not allocated in 2021, partially offset by higher operation and maintenance expense.
Reported earnings for the first nine months of 2021 increased by $0.08 per share compared with a year ago. Earnings from ongoing operations for the first nine months of 2021 increased by $0.07 per share compared with a year ago. Factors driving earnings results primarily included higher retail rates effective July 1, 2021, lower interest expense primarily due to interest costs allocated to the Kentucky Regulated segment in 2020 that were not allocated in 2021 and lower interest rates, and higher sales volumes primarily due to weather, partially offset by higher operation and maintenance expense.

Pennsylvania Regulated Segment
PPL’s Pennsylvania Regulated segment consists of the regulated electricity delivery operations of PPL Electric Utilities.
Reported earnings and earnings from ongoing operations in the third quarter of 2021 decreased by $0.01 per share compared with a year ago. Factors driving earnings results primarily included higher operation and maintenance expense and a reserve recorded for a reduction in the transmission formula rate return on equity, partially offset by returns on additional capital investments in transmission.
Reported earnings for the first nine months of 2021 decreased by $0.05 per share compared with a year ago. Earnings from ongoing operations for the first nine months of 2021 decreased by $0.02 per share compared with a year ago. Factors driving earnings results primarily included a reserve recorded for a reduction in the transmission formula rate return on equity and lower peak transmission demand, partially offset by returns on additional capital investments in transmission, and higher sales volumes due to residential customers staying at home and non-essential business restrictions being lifted.

Corporate and Other
PPL’s Corporate and Other category primarily includes unallocated corporate-level financing and other costs.
Reported earnings in the third quarter of 2021 increased by $0.09 per share compared with a year ago. Earnings from ongoing operations in the third quarter of 2021 increased by $0.03 compared with a year ago. Factors driving earnings results primarily included lower interest expense.
Reported earnings for the first nine months of 2021 decreased by $0.81 per share compared with a year ago. Earnings from ongoing operations for the first nine months of 2021 increased by $0.01 per share compared with a year ago. Factors driving earnings results primarily included lower interest expense.

About PPL
PPL Corporation (NYSE:PPL), based in Allentown, Pennsylvania, is a leading U.S. energy company focused on providing electricity and natural gas safely, reliably and affordably to more than 2.5 million customers in the U.S. PPL’s high-performing, award-winning utilities are addressing energy challenges head-on by building smarter, more resilient and more dynamic power grids and advancing sustainable energy solutions. For more information, visit www.pplweb.com.

# # #

(Note: All references to earnings per share in the text and tables of this news release are stated in terms of diluted earnings per share unless otherwise noted.)

Conference Call and Webcast

PPL invites interested parties to listen to a live Internet webcast of management’s teleconference with financial analysts about third-quarter 2021 financial results at 11 a.m. Eastern time on Thursday, Nov. 4. The call will be webcast live, in audio format, together with slides of the presentation. For those who are unable to listen to the live webcast, a replay with slides will be accessible at www.pplweb.com/investors for 90 days after the call. Interested individuals can access the live conference call via telephone at 1-888-346-8683. International participants should call 1-412-902-4270. Participants will need to enter the following "Elite Entry" number to join the conference: 3356129. Callers can access the webcast link at www.pplweb.com/investors under “Events.”
# # #

Management utilizes “Earnings from Ongoing Operations” as a non-GAAP financial measure that should not be considered as an alternative to reported earnings, or net income, an indicator of operating performance determined in accordance with GAAP. PPL believes that Earnings from Ongoing Operations is useful and meaningful to investors because it provides management's view of PPL's earnings performance as another criterion in making investment decisions. In addition, PPL’s management uses Earnings from Ongoing Operations in measuring achievement of certain corporate performance goals, including targets for certain executive incentive compensation. Other companies may use different measures to present financial performance.

Earnings from Ongoing Operations is adjusted for the impact of special items. Special items are presented in the financial tables on an after-tax basis with the related income taxes on special items separately disclosed. Income taxes on special items, when applicable, are calculated based on the statutory tax rate of the entity where the activity is recorded. Special items may include items such as:

•Gains and losses on sales of assets not in the ordinary course of business.
•Impairment charges.
•Significant workforce reduction and other restructuring effects.
•Acquisition and divestiture-related adjustments.
•Significant losses on early extinguishment of debt.
•Other charges or credits that are, in management's view, non-recurring or otherwise not reflective of the company's ongoing operations.

Statements contained in this news release, including statements with respect to future earnings, cash flows, dividends, financing, regulation and corporate strategy, are “forward-looking statements” within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements are subject to a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: asset or business acquisitions and dispositions; the novel coronavirus pandemic or other pandemic health events or other catastrophic events and their effect on financial markets, economic conditions and our businesses; market demand for energy in our service territories; weather conditions affecting customer energy usage and operating costs; the effect of any business or industry restructuring; the profitability and liquidity of PPL Corporation and its subsidiaries;

new accounting requirements or new interpretations or applications of existing requirements; operating performance of our facilities; the length of scheduled and unscheduled outages at our generating plants; environmental conditions and requirements and the related costs of compliance; system conditions and operating costs; development of new projects, markets and technologies; performance of new ventures; any impact of severe weather on our business; receipt of necessary government permits, approvals, rate relief and regulatory cost recovery; capital market conditions and decisions regarding capital structure; the impact of state, federal or foreign investigations applicable to PPL Corporation and its subsidiaries; the outcome of litigation against PPL Corporation and its subsidiaries; stock price performance; the market prices of equity securities and the impact on pension income and resultant cash funding requirements for defined benefit pension plans; the securities and credit ratings of PPL Corporation and its subsidiaries; political, regulatory or economic conditions in jurisdictions where PPL Corporation or its subsidiaries conduct business, including any potential effects of threatened or actual cyberattack, terrorism, or war or other hostilities; new state, federal or foreign legislation, including new tax legislation; and the commitments and liabilities of PPL Corporation and its subsidiaries. Any such forward-looking statements should be considered in light of such important factors and in conjunction with factors and other matters discussed in PPL Corporation's Form 10-K and other reports on file with the Securities and Exchange Commission.

Note to Editors: Visit our media website at www.pplnewsroom.com for additional news and background about PPL Corporation.

PPL CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED FINANCIAL INFORMATION(1)
Condensed Consolidated Balance Sheets (Unaudited)
(Millions of Dollars)

	September 30,	December 31,
	2021	2020
Assets
Cash and cash equivalents	$4,767	$442
Accounts receivable	651	689
Unbilled revenues	233	301
Fuel, materials and supplies	304	302
Other current assets	182	183
Current assets held for sale	—	18,983
Property, Plant and Equipment
Regulated utility plant	30,056	29,040
Less: Accumulated depreciation - regulated utility plant	6,434	6,008
Regulated utility plant, net	23,622	23,032
Non-regulated property, plant and equipment	269	237
Less: Accumulated depreciation - non-regulated property, plant and equipment	41	37
Non-regulated property, plant and equipment, net	228	200
Construction work in progress	1,356	1,268
Property, Plant and Equipment, net	25,206	24,500
Noncurrent regulatory assets	1,286	1,262
Goodwill and other intangibles	1,060	1,067
Other noncurrent assets	482	387
Total Assets	$34,171	$48,116

Liabilities and Equity
Short-term debt	$—	$1,168
Long-term debt due within one year	474	1,074
Accounts payable	635	745
Other current liabilities	1,234	1,045
Current liabilities held for sale	—	11,023
Long-term debt	10,665	13,615
Deferred income taxes and investment tax credits	3,228	2,658
Accrued pension obligations	195	189
Asset retirement obligations	160	132
Noncurrent regulatory liabilities	2,452	2,530
Other deferred credits and noncurrent liabilities	552	564
Common stock and additional paid-in capital	12,298	12,278
Treasury stock	(282)	—
Earnings reinvested	2,743	5,315
Accumulated other comprehensive loss	(183)	(4,220)
Total Liabilities and Equity	$34,171	$48,116

(1)    The Financial Statements in this news release have been condensed and summarized for purposes of this presentation. Please refer to PPL Corporation's periodic filings with the Securities and Exchange Commission for full financial statements, including note disclosure.

PPL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Income (Unaudited)
(Millions of Dollars, except share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Operating Revenues	$1,512	$1,400	$4,298	$4,103

Operating Expenses
Operation
Fuel	195	177	531	478
Energy purchases	167	136	524	470
Other operation and maintenance	393	346	1,164	1,054
Depreciation	274	257	810	762
Taxes, other than income	52	47	153	131
Total Operating Expenses	1,081	963	3,182	2,895

Operating Income	431	437	1,116	1,208

Other Income (Expense) - net	12	6	25	11

Interest Expense	183	161	810	479

Income (Loss) From Continuing Operations Before Income Taxes	260	282	331	740

Income Taxes	51	165	455	266

Income (Loss) from Continuing Operations After Income Taxes	209	117	(124)	474

Income (Loss) from Discontinued Operations (net of income taxes)	(2)	164	(1,490)	705

Net Income (Loss)	$207	$281	$(1,614)	$1,179

Earnings Per Share of Common Stock:
Basic and Diluted
Income (Loss) from Continuing Operations After Income Taxes	$0.27	$0.15	$(0.16)	$0.62
Income (Loss) from Discontinued Operations (net of income taxes)	—	0.22	(1.94)	0.91
Net Income (Loss) Available to PPL Common Shareowners	$0.27	$0.37	$(2.10)	$1.53

Weighted-Average Shares of Common Stock Outstanding (in thousands)
Basic	767,733	768,786	768,781	768,502
Diluted	769,849	769,660	768,781	769,270

PPL CORPORATION AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Millions of Dollars)

	Nine Months Ended September 30,
	2021	2020
Cash Flows from Operating Activities
Net income (loss)	$(1,614)	$1,179
Loss (income) from discontinued operations (net of income taxes)	1,490	(705)
Income from continuing operations (net of income taxes)	(124)	474
Adjustments to reconcile net income to net cash provided by operating activities - continuing operations
Depreciation	810	762
Amortization	30	40
Deferred income taxes and investment tax credits	51	164
Loss on extinguishment of debt	395	—
Other	44	33
Change in current assets and current liabilities
Accounts payable	(32)	(33)
Prepayments	(33)	(43)
Taxes payable	75	94
Unbilled revenues	67	93
Regulatory assets and liabilities, net	50	(44)
Other	46	147
Other operating activities
Defined benefit plans - funding	(41)	(61)
Other	(86)	(47)
Net cash provided by operating activities - continuing operations	1,252	1,579
Net cash provided by operating activities - discontinued operations	726	668
Net cash provided by operating activities	1,978	2,247
Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(1,460)	(1,690)
Proceeds from sale of discontinued operations, net of cash divested	10,560	—
Other investing activities	(22)	—
Net cash provided by (used in) investing activities - continuing operations	9,078	(1,690)
Net cash provided by (used in) investing activities - discontinued operations	(607)	(668)
Net cash provided by (used in) investing activities	8,471	(2,358)
Cash Flows from Financing Activities
Issuance of long-term debt	650	1,598
Retirement of long-term debt	(4,606)	(975)
Issuance of common stock	5	32
Payment of common stock dividends	(961)	(956)
Purchase of treasury stock	(282)	—
Issuance of term loan	—	300
Retirement of term loan	(300)	—
Retirement of commercial paper	(73)	—
Net increase (decrease) in short-term debt	(795)	(213)
Other financing activities	(8)	131
Net cash provided by (used in) financing activities - continuing operations	(6,370)	(83)
Net cash provided by (used in) financing activities - discontinued operations	(411)	78
Contributions (to) from discontinued operations	365	38
Net cash provided by (used in) financing activities	(6,416)	33
Effect of Exchange Rates on Cash, Cash Equivalents and Restricted Cash included in Discontinued Operations	8	(6)
Net (Increase) Decrease in Cash, Cash Equivalents and Restricted Cash included in Discontinued Operations	284	(72)
Net Increase (Decrease) in Cash, Cash Equivalents and Restricted Cash	4,325	(156)
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	443	660
Cash, Cash Equivalents and Restricted Cash at End of Period	$4,768	$504

Supplemental Disclosures of Cash Flow Information
Significant non-cash transactions:
Accrued expenditures for property, plant and equipment at September 30,	$214	$228

Operating - Electricity Sales (Unaudited)

	Three Months Ended September 30,			Nine Months Ended September 30,
			Percent			Percent
(GWh)	2021	2020	Change	2021	2020	Change

PA Regulated Segment
Retail Delivered	9,642	9,603	0.4%	28,046	27,138	3.3%

KY Regulated Segment
Retail Delivered	8,100	7,960	1.8%	22,593	21,592	4.6%
Wholesale(1)	288	162	77.8%	755	392	92.6%
Total	8,388	8,122	3.3%	23,348	21,984	6.2%

Total	18,030	17,725	1.7%	51,394	49,122	4.6%

(1) Represents FERC-regulated municipal and unregulated off-system sales.

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

3rd Quarter 2021	(millions of dollars)
	KY	PA	Corp.	Disc.
	Reg.	Reg.	& Other	Ops.(2)	Total
Reported Earnings(1)	$159	$126	$(76)	$(2)	$207
Less: Special Items (expense) benefit:
Income (loss) from Discontinued Operations	—	—	—	(2)	(2)
Talen litigation costs, net of tax of $1	—	—	(1)	—	(1)
Strategic corporate initiatives, net of tax of $0	—	—	(1)	—	(1)
Acquisition integration, net of tax of $3	—	—	(9)	—	(9)
Loss on early extinguishment of debt, net of tax of $16	—	—	(57)	—	(57)
Total Special Items	—	—	(68)	(2)	(70)
Earnings from Ongoing Operations	$159	$126	$(8)	$—	$277

	(per share - diluted)
	KY	PA	Corp.	Disc.
	Reg.	Reg.	& Other	Ops.(2)	Total
Reported Earnings(1)	$0.21	$0.16	$(0.10)	$—	$0.27
Less: Special Items (expense) benefit:
Acquisition integration	—	—	(0.01)	—	(0.01)
Loss on early extinguishment of debt	—	—	(0.08)	—	(0.08)
Total Special Items	—	—	(0.09)	—	(0.09)
Earnings from Ongoing Operations	$0.21	$0.16	$(0.01)	$—	$0.36

(1) Reported Earnings represents Net Income.
(2) PPL sold its U.K. utility business on June 14, 2021, and its earnings were treated as a special item.

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

Year-to-Date September 30, 2021	(millions of dollars)
	KY	PA	Corp.	Disc.
	Reg.	Reg.	& Other	Ops.(2)	Total
Reported Earnings(1)	$389	$335	$(848)	$(1,490)	$(1,614)
Less: Special Items (expense) benefit:
Income (loss) from Discontinued Operations	—	—	—	(1,494)	(1,494)
Talen litigation costs, net of tax of $3	—	—	(10)	—	(10)
Strategic corporate initiatives, net of tax of $1	—	—	(3)	—	(3)
Valuation allowance adjustment	4	—	(4)	4	4
Transmission formula rate return on equity reserve, net of tax of $8	—	(20)	—	—	(20)
Acquisition integration, net of tax of $4	—	—	(11)	—	(11)
U.K. tax rate change	—	—	(383)	—	(383)
Solar panel impairment, net of tax of $9	—	—	(28)	—	(28)
Loss on early extinguishment of debt, net of tax of $83	—	—	(312)	—	(312)
Total Special Items	4	(20)	(751)	(1,490)	(2,257)
Earning from Ongoing Operations	$385	$355	$(97)	$—	$643

	(per share - diluted)
	KY	PA	Corp.	Disc.
	Reg.	Reg.	& Other	Ops.(2)	Total
Reported Earnings(1)	$0.51	$0.43	$(1.10)	$(1.94)	$(2.10)
Less: Special Items (expense) benefit:
Income (loss) from Discontinued Operations	—	—	—	(1.95)	(1.95)
Talen litigation costs	—	—	(0.01)	—	(0.01)
Valuation allowance adjustment	0.01	—	(0.01)	0.01	0.01
Transmission formula rate return on equity reserve	—	(0.03)	—	—	(0.03)
Acquisition integration	—	—	(0.01)	—	(0.01)
U.K. tax rate change	—	—	(0.50)	—	(0.50)
Solar panel impairment	—	—	(0.04)	—	(0.04)
Loss on early extinguishment of debt	—	—	(0.40)	—	(0.40)
Total Special Items	0.01	(0.03)	(0.97)	(1.94)	(2.93)
Earnings from Ongoing Operations	$0.50	$0.46	$(0.13)	$—	$0.83

(1) Reported Earnings represents Net Income.
(2) PPL sold its U.K. utility business on June 14, 2021, and its earnings were treated as a special item.

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

3rd Quarter 2020	(millions of dollars)
	KY	PA	Corp.	Disc.
	Reg.	Reg.	& Other(2)	Ops.(3)	Total
Reported Earnings(1)	$129	$135	$(147)	$164	$281
Less: Special Items (expense) benefit:
Income (Loss) from Discontinued Operations	—	—	—	164	164
Talen litigation costs, net of tax of $1	—	—	(2)	—	(2)
COVID-19 impact, net of tax of $0, $0, $0	—	(1)	(1)	—	(2)
Strategic corporate initiatives, net of tax of $2	—	—	(5)	—	(5)
U.K. tax rate change	—	—	(102)	—	(102)
Total Special Items	—	(1)	(110)	164	53
Earnings from Ongoing Operations	$129	$136	$(37)	$—	$228

	(per share - diluted)
	KY	PA	Corp.	Disc.
	Reg.	Reg.	& Other(2)	Ops.(3)	Total
Reported Earnings(1)	$0.17	$0.17	$(0.19)	$0.22	$0.37
Less: Special Items (expense) benefit:
Income (loss) from Discontinued Operations	—	—	—	0.22	0.22
Talen litigation costs	—	—	(0.01)	—	(0.01)
Strategic corporate initiatives	—	—	(0.01)	—	(0.01)
U.K. tax rate change	—	—	(0.13)	—	(0.13)
Total Special Items	—	—	(0.15)	0.22	0.07
Earnings from Ongoing Operations	$0.17	$0.17	$(0.04)	$—	$0.30

(1) Reported Earnings represents Net Income.
(2) The amount for the period ended September 30, 2020, has been adjusted for certain costs that were previously included in the U.K. Regulated segment.
(3) PPL sold its U.K. utility business on June 14, 2021, and its earnings were treated as a special item.

Reconciliation of Segment Reported Earnings to Earnings from Ongoing Operations
(After-Tax)
(Unaudited)

Year-to-Date September 30, 2020	(millions of dollars)
	KY	PA	Corp.	Disc.
	Reg.	Reg.	& Other(2)	Ops.(3)	Total
Reported Earnings(1)	$330	$371	$(227)	$705	$1,179
Less: Special Items (expense) benefit:
Income (Loss) from Discontinued Operations	—	—	—	705	705
Talen litigation costs, net of tax of $2	—	—	(6)	—	(6)
COVID-19 impact, net of tax of $1, $0, $0	(4)	(1)	(1)	—	(6)
Strategic corporate initiatives, net of tax of $2	—	—	(5)	—	(5)
U.K. tax rate change	—	—	(102)	—	(102)
Total Special Items	(4)	(1)	(114)	705	586
Earnings from Ongoing Operations	$334	$372	$(113)	$—	$593

	(per share - diluted)
	KY	PA	Corp.	Disc.
	Reg.	Reg.	& Other(2)	Ops.(3)	Total
Reported Earnings(1)	$0.43	$0.48	$(0.29)	$0.91	$1.53
Less: Special Items (expense) benefit:
Income (loss) from Discontinued Operations	—	—	—	0.91	0.91
Talen litigation costs	—	—	(0.01)	—	(0.01)
Strategic corporate initiatives	—	—	(0.01)	—	(0.01)
U.K. tax rate change	—	—	(0.13)	—	(0.13)
Total Special Items	—	—	(0.15)	0.91	0.76
Earnings from Ongoing Operations	$0.43	$0.48	$(0.14)	$—	$0.77

(1) Reported Earnings represents Net Income.
(2) The amount for the period ended September 30, 2020, has been adjusted for certain costs that were previously included in the U.K. Regulated segment.
(3) PPL sold its U.K. utility business on June 14, 2021, and its earnings were treated as a special item.